As filed with the Securities and Exchange Commission on June 12, 2009

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RANGE RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	34-1312571
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

100 Throckmorton Street	76102
Suite 1200	(Zip Code)
Fort Worth, Texas
(Address of Principal Executive Offices)
Range Resources Corporation Amended and Restated 2005 Equity-Based Compensation Plan
(Full title of the plan)
David P. Poole
Senior Vice President – General Counsel and Corporate Secretary
Range Resources Corporation
100 Throckmorton Street, Suite 1200
Fort Worth, Texas 76102
(Name and address of agent for service)
(817) 870-2601
(Telephone number, including area code, of agent for service)
with a copy to:
Kevin Lewis
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
(713) 758-2222
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
Maximum
		offering	Proposed
Title of securities	Amount to be	price per	maximum aggregate	Amount of
to be registered	registered (1)	share (2)	offering price (2)	registration fee
Common Stock, $0.01 par value per share	900,000	$44.91	$40,419,000	$2,255.38

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the antidilution provisions of the Range Resources Corporation 2005 Equity-Based Compensation Plan.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the 900,000 shares issuable under the Company’s Amended and Restated 2005 Equity-Based Compensation Plan was based on a price of $44.91, the average of the high and low prices reported on the New York Stock Exchange on June 8, 2009.

PART I	2
PART II	2
Item 3. Incorporation of Documents by Reference	2
Item 4. Description of Securities	3
Item 5. Interests of Named Experts and Counsel	3
Item 6. Indemnification of Directors and Officers	3
Item 7. Exemption from Registration Claimed	4
Item 8. Exhibits	4
Item 9. Undertakings	5
SIGNATURES	6
EXHIBIT INDEX	8
Sixth Amendment to the 2005 Equity-Based Compensation Plan
Opinion of Vinson & Elkins L.L.P.
Consent of Ernst & Young LLP
Consent of H.J. Gruy and Associates, Inc.
Consent of DeGoyler and MacNaughton
Consent of Wright and Company
EX-5.1
EX-23.1
EX-23.3
EX-23.4
EX-23.5

     This Registration Statement is being filed, in accordance with General Instruction E to Form S-8, to register the offer and sale of additional shares of common stock that may be issued under the Range Resources Corporation 2005 Equity-Based Compensation Plan as a result of the adoption of an amendment (the “Amendment”) to the Range Resources Corporation 2005 Equity-Based Compensation Plan, which increased the number of shares of common stock available under the 2005 Plan by 900,000. The terms of the Amendment and all previous amendments to the Range Resources 2005 Equity-Based Compensation Plan were incorporated into the Range Resources Amended and Restated 2005 Equity-Based Compensation Plan (the “2005 Plan”), which Range Resources Corporation (the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on Form 8-K on June 4, 2009. The contents of the Registration Statements on Form S-8 (Registration Nos. 333-125665, 333-135196, 333-143875 and 333-151818) with respect to the 2005 Plan are hereby incorporated by reference into this Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Company hereby incorporates by reference into this Registration Statement the following documents:
(a)	Annual Report on Form 10-K, for the fiscal year ended December 31, 2008.

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009.

(c)	Current Reports on Form 8-K filed on each of February 17, 2009, May 14, 2009 and June 4, 2009; provided, however, the Company does not incorporate by reference any information furnished under Item 2.02 or Item 7.01 or any exhibits furnished in connection therewith and included in any of these Current Reports on Form 8-K.

(d)	The description of the Company’s Common Stock contained in the Registration Statement on Form 10, dated June 18, 1980, and filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any subsequent amendment(s) or report(s) filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be directed to Range

Resources Corporation, 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102, Attention: Corporate Secretary, telephone (817) 870-2601.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     The Company’s Amended and Restated By-Laws and Restated Certificate of Incorporation, as amended, each provide that the Company will indemnify and hold harmless to the fullest extent authorized by the DGCL each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Such indemnification continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of his or her heirs, executors and administrators.
     In addition, as permitted by the DGCL, the Restated Certificate of Incorporation, as amended, provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
     The preceding discussion of the Company’s Amended and Restated Bylaws and Restated Certificate of Incorporation, as amended, and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the reference to the Company’s Amended and Restated Bylaws and Restated Certificate of Incorporation, as amended, and Section 145 of the DGCL.
     The Company has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company. The preceding discussion of the Company’s indemnification agreements is not intended to be exhaustive and is qualified in its entirety by reference to such indemnification agreements.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Range Resources Corporation Amended and Restated 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.1 to our Form 8-K (File No. 001-12209) as filed with the Commission on June 4, 2009)

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)

23.3	Consent of H.J. Gruy and Associates, Inc., independent petroleum engineers

23.4	Consent of DeGoyler and MacNaughton, independent petroleum engineers

23.5	Consent of Wright and Company, Inc., independent petroleum engineers

24.1	Powers of Attorney (included in the signature pages hereto)

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however , that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on June 12, 2009.

RANGE RESOURCES CORPORATION
By:	/s/ Roger S. Manny
Roger S. Manny
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below authorizes and appoints each of John H. Pinkerton and Roger S. Manny, and each of them severally, acting alone and without the other, as his attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate.

Signature	Capacity	Date

/s/ John H. Pinkerton	Chief Executive Officer and Chairman of the Board	June 12, 2009
John H. Pinkerton	(Principal Executive Officer)

/s/ Jeffrey L. Ventura	President, Chief Operating Officer and Director	June 12, 2009
Jeffrey L. Ventura

/s/ Roger S. Manny	Executive Vice President and Chief Financial Officer	June 12, 2009
Roger S. Manny	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles L. Blackburn Charles L. Blackburn	Director	June 12, 2009

/s/ Anthony V. Dub Anthony V. Dub	Director	June 12, 2009

/s/ V. Richard Eales V. Richard Eales	Lead Independent Director	June 12, 2009

/s/ Allen Finkelson Allen Finkelson	Director	June 12, 2009

/s/ James M. Funk James M. Funk	Director	June 12, 2009

/s/ Jonathan S. Linker Jonathan S. Linker	Director	June 12, 2009

/s/ Kevin S. McCarthy Kevin S. McCarthy	Director	June 12, 2009

EXHIBIT INDEX

4.1	Range Resources Corporation Amended and Restated 2005 Equity-Based Compensation Plan (incorporated by reference to Exhibit 10.1 to our Form 8-K (File No. 001-12209) as filed with the Commission on June 4, 2009)

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)

23.3*	Consent of H.J. Gruy and Associates, Inc., independent petroleum engineers

23.4*	Consent of DeGoyler and MacNaughton, independent petroleum engineers

23.5*	Consent of Wright and Company, Inc., independent petroleum engineers

24.1*	Powers of Attorney (included in the signature pages hereto)

*	Filed herewith